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                                                                      EXHIBIT 12

            NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

                COMPUTATION OF RATIO OF MARGINS TO FIXED CHARGES
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                            FOR THE THREE
                                            MONTHS ENDED
                                             AUGUST 31,                      FOR THE YEAR ENDED MAY 31,
                                         -------------------   ------------------------------------------------------
                                           2001       2000        2001        2000       1999       1998       1997
                                           ----       ----        ----        ----       ----       ----       ----
Net margin before extraordinary loss
  and SFAS 133.........................  $ 28,498   $ 44,382   $  133,051   $116,497   $ 76,439   $ 62,216   $ 54,736
Add: Fixed charges.....................   240,875    269,381    1,117,554    860,160    664,109    540,535    475,729
                                         --------   --------   ----------   --------   --------   --------   --------
Margin available for fixed charges.....  $269,373   $313,763   $1,250,605   $976,657   $740,548   $602,751   $530,465
                                         ========   ========   ==========   ========   ========   ========   ========
Fixed charges:
  Interest on all debt (including
    amortization of discount and
    issuance costs)....................  $240,875   $269,381   $1,117,554   $860,160   $664,109   $540,535   $475,729
                                         --------   --------   ----------   --------   --------   --------   --------
        Total fixed charges............  $240,875   $269,381   $1,117,554   $860,160   $664,109   $540,535   $475,729
                                         ========   ========   ==========   ========   ========   ========   ========
Ratio of margin to fixed charges.......      1.00       1.16         1.12       1.14       1.12       1.12       1.12
                                         ========   ========   ==========   ========   ========   ========   ========